EXHIBIT 23.1


INDEPENDENT  AUDITORS'  CONSENT

The  Board  of  Directors
Concurrent Computer Corporation and subsidiaries:


We consent to the incorporation by reference in Amendment No. 1 to the registration statement of Concurrent Computer Corporation on Form S-3 of our report dated July 31, 1999, related to the consolidated statements of operations, stockholders' equity and comprehensive income, and cash flows of Concurrent Computer Corporation and subsidiaries for the year ended June 30, 1999, and the related schedule, which report appears in the June 30, 2001 annual report on Form 10-K of Concurrent Computer Corporation incorporated by reference herein and to the reference to our firm under the heading "Experts" in the registration statement.


KPMG  LLP
Atlanta, Georgia

November 19, 2001


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